AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

                                       OF

                          MIRAVANT MEDICAL TECHNOLOGIES

         It is hereby certified that:

1. (a) The present name of the corporation (hereinafter called the "Corporation") is: MIRAVANT MEDICAL TECHNOLOGIES. (b) The name under which the Corporation was originally incorporated is P.D.T., Inc., and the date of filing the original certificate of incorporation of the Corporation with the Secretary of State of the State of Delaware is June 16, 1989. 2. Pursuant to Section 242 and Section 245 of the General Corporation Law of the State of Delaware, Miravant Medical Technologies has adopted this Amended and Restated Certificate of Incorporation, restating, integrating and further amending its Restated Certificate of Incorporation filed with the Secretary of State of the State of Delaware on September 12, 1997 and a Certificate of Designation of Series B Junior Participating Preferred Stock of Miravant Medical Technologies filed with the Secretary of State of the State of Delaware on July 17, 2000.

         3. The Certificate of Incorporation of the Corporation, as amended and restated herein, shall at the effective time of this Amended and Restated Certificate of Incorporation, read as follows:

                AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

                                       OF

                          MIRAVANT MEDICAL TECHNOLOGIES

First. The name of the Corporation is: Miravant Medical Technologies

Second. Its registered office in the State of Delaware is to be located at 2711 Centerville Road, Suite 400, Wilmington, County of New Castle, Delaware 19808. The Registered Agent in charge thereof is The Prentice-Hall Corporation System, Inc. Third. The nature of the business and, the objects and purposes proposed to be transacted, promoted and carried on, are any or all things herein mentioned, as fully and to the same extent as natural persons might or could do, and in any part of the world, viz:

         The purpose of the Corporation is to engage in any lawful act or activity for which Corporations may be organized under the General Corporate Law of Delaware. Fourth. The Corporation shall be authorized to issue two (2) classes of shares, one designated Common Stock, of which the Corporation is authorized to issue SEVENTY FIVE MILLION (75,000,000) shares, and one designated Preferred Stock, of which the Corporation is authorized to issue THIRTY MILLION (30,000,000) shares. Each class of shares shall have a par value of one cent ($0.01) per share.

         The Preferred Stock may be issued in one or more series. The Board of Directors is authorized (i) to determine or alter the rights, preferences, privileges, and restrictions granted to or imposed upon any wholly unissued series of Preferred Stock, (ii) to fix the number of shares comprising any such series and the designation thereof, within the limits and restrictions stated in any resolution or resolutions of the Board of Directors originally fixing the number of shares constituting any series, and (iii) to increase or decrease (but not below the number of shares of such series then outstanding) the number of shares of any such series subsequent to the issue of shares of that series.

         A series of Preferred Stock has been created and designated "Series B Junior Participating Preferred Stock" pursuant to Section 151(g) of the General Corporation Law of the State of Delaware. The designations, powers, preferences and relative and other special rights and the qualifications, limitations and restrictions of such Series B Junior Participating Preferred Stock are as follows:

1. Designation and Amount. The shares of such series shall be designated as "Series B Junior Participating Preferred Stock." The Series B Junior Participating Preferred Stock shall have a par value of $0.01 per share, and the number of shares constituting such series shall be 75,000.

2. Proportional Adjustment. In the event that the Corporation shall at any time after the issuance of any share or shares of Series B Junior Participating Preferred Stock (i) declare any dividend on Common Stock of the Corporation ("Common Stock") payable in shares of Common Stock, (ii) subdivide the outstanding Common Stock or (iii) combine the outstanding Common Stock into a smaller number of shares, then in each such case the Corporation shall simultaneously effect a proportional adjustment to the number of outstanding shares of Series B Junior Participating Preferred Stock.

3. Dividends and Distributions.

(a) Subject to the prior and superior right of the holders of any shares of any series of Preferred Stock ranking prior and superior to the shares of Series B Junior Participating Preferred Stock with respect to dividends, the holders of shares of Series B Junior Participating Preferred Stock shall be entitled to receive when, as and if declared by the Board of Directors out of funds legally available for the purpose, quarterly dividends payable in cash on the last day of February, May, August and November in each year (each such date being referred to herein as a "Quarterly Dividend Payment Date"), commencing on the first Quarterly Dividend Payment Date after the first issuance of a share or fraction of a share of Series B Junior Participating Preferred Stock, in an amount per share (rounded to the nearest cent) equal to 1,000 times the aggregate per share amount of all cash dividends, and 1,000 times the aggregate per share amount (payable in kind) of all non-cash dividends or other distributions other than a dividend payable in shares of Common Stock or a subdivision of the outstanding shares of Common Stock (by reclassification or otherwise), declared on the Common Stock since the immediately preceding Quarterly Dividend Payment Date, or, with respect to the first Quarterly Dividend Payment Date, since the first issuance of any share or fraction of a share of Series B Junior Participating Preferred Stock. (b) The Corporation shall declare a dividend or distribution on the Series B Junior Participating Preferred Stock as provided in paragraph (a) above immediately after it declares a dividend or distribution on the Common Stock (other than a dividend payable in shares of Common Stock).

(c) Dividends shall begin to accrue on outstanding shares of Series B Junior Participating Preferred Stock from the Quarterly Dividend Payment Date next preceding the date of issue of such shares of Series B Junior Participating Preferred Stock, unless the date of issue of such shares is prior to the record date for the first Quarterly Dividend Payment Date, in which case dividends on such shares shall begin to accrue from the date of issue of such shares, or unless the date of issue is a Quarterly Dividend Payment Date or is a date after the record date for the determination of holders of shares of Series B Junior Participating Preferred Stock entitled to receive a quarterly dividend and before such Quarterly Dividend Payment Date, in either of which events such dividends shall begin to accrue from such Quarterly Dividend Payment Date. Accrued but unpaid dividends shall not bear interest. Dividends paid on the shares of Series B Junior Participating Preferred Stock in an amount less than the total amount of such dividends at the time accrued and payable on such shares shall be allocated pro rata on a share-by-share basis among all such shares at the time outstanding. The Board of Directors may fix a record date for the determination of holders of shares of Series B Junior Participating Preferred Stock entitled to receive payment of a dividend or distribution declared thereon, which record date shall be no more than 30 days prior to the date fixed for the payment thereof.

4. Voting Rights. The holders of shares of Series B Junior Participating Preferred Stock shall have the following voting rights:

      (a) Each share of Series B Junior Participating Preferred Stock shall entitle the holder thereof to 1,000 votes on all matters submitted to a vote of the stockholders of the Corporation.

      (b) Except as otherwise provided herein or by law, the holders of shares of Series B Junior Participating Preferred Stock and the holders of shares of Common Stock shall vote together as one class on all matters submitted to a vote of stockholders of the Corporation.

      (c) Except as required by low, the holders of Series B Junior Participating Preferred Stock shall have no special voting rights and their consent shall not be required (except to the extent that they are entitled to vote with holders of Common Stock as set forth herein) for taking any corporate action.

5.       Certain Restrictions.

      (a) The Corporation shall not declare any dividend on, make any distribution on, or redeem or purchase or otherwise acquire for consideration any shares of Common Stock after the first issuance of a share or fraction of a share of Series B Junior Participating Preferred Stock unless concurrently therewith it shall declare a dividend on the Series B Junior Participating Preferred Stock as required by Section 3 hereof.

      (b) Whenever quarterly dividends or other dividends or distributions payable on the Series B Junior Participating Preferred Stock as provided in
 Section 3 are in arrears, thereafter and until all accrued and unpaid dividends and distributions, whether or not declared, on shares of Series B Junior Participating Preferred Stock outstanding shall have been paid in full, the Corporation shall not

                            (i) declare or pay dividends on, make any other
distributions on, or redeem or purchase or otherwise

 acquire for consideration any shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series B Junior Participating Preferred Stock;

                            (ii) declare or pay dividends on, or make any other
distributions on any shares of stock ranking on a

 parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series B Junior Participating Preferred Stock, except dividends paid ratably on the Series B Junior Participating Preferred Stock and all such parity stock on which dividends are payable or in arrears in proportion to the total amounts to which the holders of all such shares are then entitled;

                            (iii) redeem or purchase or otherwise acquire for
consideration shares of any stock ranking on a parity

 (either as to dividends or upon liquidation, dissolution or winding up) with the Series B Junior Participating Preferred Stock, provided that the Corporation may at any time redeem, purchase or otherwise acquire shares of any such parity stock in exchange for shares of any stock of the Corporation ranking junior (either as to dividends or upon dissolution, liquidation or winding up) to the Series B Junior Participating Preferred Stock;

                            (iv) purchase or otherwise acquire for consideration
any shares of Series B Junior Participating

 Preferred Stock, or any shares of stock ranking on a parity with the Series B Junior Participating Preferred Stock, except in accordance with a purchase offer made in writing or by publication (as determined by the Board of Directors) to all holders of such shares upon such terms as the Board of Directors, after consideration of the respective annual dividend rates and other relative rights and preferences of the respective Series B Junior classes, shall determine in good faith will result in fair and equitable treatment among the respective series or classes.

      (c) The Corporation shall not permit any subsidiary of the Corporation to purchase or otherwise acquire for consideration any shares of stock of the Corporation unless the Corporation could, under paragraph (a) of this Section 5, purchase or otherwise acquire such shares at such time and in such manner.

6. Reacquired Shares. Any shares of Series B Junior Participating Preferred Stock purchased or otherwise acquired by the Corporation in any manner whatsoever shall be retired and canceled promptly after the acquisition thereof. All such shares shall upon their cancellation become authorized but unissued shares of Preferred Stock and may be reissued as part of a new series of Preferred Stock to be created by resolution or resolutions of the Board of Directors, subject to the conditions and restrictions on issuance set forth in the Corporation's Certificate of Incorporation, as then amended.

7. Liquidation, Dissolution or Winding Up. Upon any liquidation, dissolution or winding up of the Corporation, the holders of shares of Series B Junior Participating Preferred Stock shall be entitled to receive an aggregate amount per share equal to 1,000 times the aggregate amount to be distributed per share to holders of shares of Common Stock plus an amount equal to any accrued and unpaid dividends on such shares of Series B Junior Participating Preferred Stock.

8. Consolidation, Merger, etc. In case the Corporation shall enter into any consolidation, merger, combination or other transaction in which the shares of Common Stock are exchanged for or changed into other stock or securities, cash and/or any other property, then in any such case the shares of Series B Junior Participating Preferred Stock shall at the same time be similarly exchanged or changed in an amount per share equal to 1,000 times the aggregate amount of stock, securities, cash and/or any other property (payable in kind), as the case may be, into which or for which each share of Common Stock is changed or exchanged. 9. No Redemption. The shares of Series B Junior Participating Preferred Stock shall not be redeemable. 10. Ranking. The Series B Junior Participating Preferred Stock shall rank junior to all other series of the Corporation's Preferred Stock as to the payment of dividends and the distribution of assets, unless the terms of any such series shall provide otherwise.

11. Amendment. The Amended and Restated Certificate of Incorporation of the Corporation shall not be further amended in any manner which would materially alter or change the powers, preference or special rights of the Series B Junior Participating Preferred Stock so as to affect them adversely without the affirmative vote of the holders of a majority of the outstanding shares of Series B Junior Participating Preferred Stock, voting separately as a series.

12. Fractional Shares. Series B Junior Participating Preferred Stock may be issued in fractions of a share which shall entitle the holder, in proportion to such holder's fractional shares, to exercise voting rights, receive dividends, participate in distributions and to have the benefit of all other rights of holders of Series B Junior Participating Preferred Stock.

Fifth. The directors shall have the power to make and alter or amend the By-Laws; to fix the amount to be reserved as working capital, and to authorize and cause to be executed, mortgages and liens without limit as to the amount, upon the property and franchise of this Corporation.

         With the consent in writing, and pursuant to a vote of the holders of a majority of the capital stock issued and outstanding, the directors shall have authority to dispose, in any manner, of the whole property of this Corporation.

         The By-Laws shall determine whether and to what extent the accounts and books of this Corporation, or any of them, shall be open to the inspection of the stockholders; and non-stockholders shall have any right of inspecting any account, or book, or document of this Corporation, except as conferred by the law or the By-Laws, or by resolution of the stockholders.

         The stockholders and directors shall have power to hold their meetings and keep the books, documents and papers of the Corporation outside the State of Delaware, at such places as may be from time to time designated by the By-Laws or by resolution of the stockholders or directors, except as otherwise required by the laws of Delaware.

         It is the intention that the objects, purposes and powers specified in the third paragraph hereof shall, except where otherwise specified in said paragraph, be nowise limited or restricted by reference to or inference from the terms of any other clause or paragraph in this Certificate of Incorporation, but that the objects, purposes and powers specified in the third paragraph and in each of the clauses or paragraphs of this charter shall be regarding as independent objects, purposes and powers. Sixth. No director of the Corporation shall be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit.

Seventh. Cumulative Voting. The holders of the shares of any class or classes, or of a series or series thereof, of this Corporation, at elections of directors of this Corporation, shall be entitled to as many votes as shall equal the number of votes which such holder would be entitled to cast for the election of directors with respect to his or her shares multiplied by the number of directors to be elected by him or her, and he or she may cast all of such votes for a single director or may distribute them among the number to be voted for, or for any two or more of them as he or she may see fit.

         4. This Amended and Restated Certificate of Incorporation has been duly proposed by the Board of Directors of this Corporation and adopted by the stockholders of this corporation in accordance with the provisions of Section 242 and Section 245 of the General Corporation Law of the State of Delaware.

                  [Remainder of Page Intentionally Left Blank]

         IN WITNESS WHEREOF, the Corporation has caused this Amended and Restated Certificate of Incorporation to be signed do the date set forth below by GARY S. KLEDZIK, its Chairman and Chief Executive Officer, and JOSEPH E. NIDA, its Secretary.

Date: March 25, 2004

                                         /s/ GARY S. KLEDZIK
                                         -------------------
                                            GARY S. KLEDZIK
                                            Chairman and Chief Executive Officer

ATTEST:

/s/ JOSEPH E. NIDA

JOSEPH E. NIDA Secretary